FOR IMMEDIATE RELEASE

July 14, 2016

PCS EDVENTURES! ANNOUNCES SPONSORSHIP WITH DRONE SPORTS ASSOCIATION

Thrust-UAV Racing Drones to Air on ESPN in Sponsorship Agreement

Boise, Idaho, July 14th, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced a sponsorship agreement with Drone Sports Association (DSA) that will promote the launch of the Thrust-UAV 250R Pro FPV racer.

DSA owns and operates the U.S. National Drone Racing Championships including an August 5-7 event in New York City to be broadcast on ESPN. The Thrust-UAV sponsorship includes 30 second ESPN spots throughout the 3 day event, a product exhibition area in the racing village, and participation to share their vision in DSA’s Sports Desk’s special segments on the drone racing industry.

Scot Refsland, DSA Board Chairman said, “we are thrilled to be partnering with Thrust-UAV, a company positioned to be a leader in this sport of the future that we are committed to bringing to a broader audience.”

Dahlton Grover, Director of Business Development and DSA relationship manager said, “our involvement in professional drone races, like the Governor’s Island event, establishes Thrust-UAV as a leading racing brand. Our goal is to be the top racing drone manufacturer in the world with a commitment to world-class engineering and US-based design and manufacturing wherever possible. Also, events like this yield experience applicable to racing solutions used in STEM education programs. PCS Edventures! is a leader in STEM and we apply the adrenaline packed FPV racing experience to hands-on programs that engage students. We call it STEM at 100MPH!”

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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